Exhibit 17.2

Ronda Hyatt

310 N. Willis, Ste. 212

Abilene, Texas 79603

higroung@sbcglobal.net

September 17, 2009

Randall Newton, CEO

Treaty Energy Corporation

1912 Kipling

Houston, Texas 77098

Gentlemen,

I hereby formally resign from the Board of Directors of Treaty Energy Corporation, as an officer, and from all capacities held in regard or in relation to Treaty Energy Corporation.

I was advised of my removal from The Treaty Energy Corporation Board of Directors on July 8, 2009, by Ronald Blackburn, CEO Tri Koon Holdings (majority owner of Treaty Energy Corporation) and Michael A. Mulshine, Investor/Public Relations, during a conference call that included the Board until that time: Ronda Hyatt, David Hallin and Gary Dunham. During the call, I clearly informed all that this action would be contested solicitation and would require their filing a 14C with the SEC.  Ron Blackburn and Michael Mulshine clearly assured that they were filing a 14C and that it and everything would be done “by the book” via an attorney they referred to as Mr. Pratt. To date, no SEC form 14C has been filed and although the board members have requested it many times, we have not received written notice of our removal or copies of the written consent of each of the voting shareholders referred to on paragraph 5.02 of Form 8-K dated July 8, 2009 (filed July 15, 2009) and the 10-Q dated June 30, 2009 (filed July 14, 2009).

Further, I disavow having a role in any statements made or any input on any actions taken by Treaty Energy Corporation Director and CEO, Randall Newton (appointed by the majority stockholder), any representative of the Majority stockholder, or any other persons associated with Treaty Energy Corporation from July 7, 2009 forward including news releases, purchase agreements, marketing efforts and documents, or filings with the Securities and Exchange Commission. In fact I note, that many actions taken by Randall Newton, Ronald Blackburn, Tri Koon Holdings, Michael Mulshine and others were actions specifically deemed as damaging or inappropriate and decided against by the Treaty Energy Corporation BOD before the notification of removal by David Hallin, Gary Dunham and me, from the Board.

Respectfully submitted,

/s/ RONDA HYATT
Ronda Hyatt President, Treaty Energy Corporation

Cc:	Securities and Exchange Commission
Nevada Corporate Headquarters, Inc, Registered Agent
Nevada Secretary of State
Jonathan Leinwand
Casey Kitchen (M&K)
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